EXHIBIT 11


                        EXIDE ELECTRONICS GROUP, INC.
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)





PRIMARY
                                                       Three Months Ended
                                                             Dec. 31,
                                                       ------------------
                                                         1996       1995
                                                         ----       ----



Net income                                             $   959    $   413
Preferred stock dividends and accretion                    342          -
                                                           ---        ---
Net income applicable to common shareholders           $   617    $   413
                                                       =======    =======
Net income per common and equivalent share             $  0.06    $  0.04
                                                       =======    =======
Primary Share Base:

Weighted average number of common shares
   outstanding                                           9,983      9,091
Weighted average number of common
   stock equivalents                                        39        120
                                                           ---        ---
Weighted average number of common and
   equivalent shares outstanding                        10,022      9,211
                                                        ======      =====



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FULLY DILUTED(1)
                                                        Three Months Ended
                                                              Dec. 31,
                                                        ------------------
                                                         1996        1995
                                                         ----        ----



Net income                                             $   959    $   413
                                                       =======    =======
Net income per common and equivalent share             $  0.09    $  0.04
                                                       =======    =======

Fully Diluted Share Base:

Number of common shares outstanding,
   end of period                                        10,049      9,380
Assumed conversion of preferred stock                    1,000         --
Weighted average number of common
   stock equivalents                                        40        120
                                                           ---        ---
Weighted average number of common and
   equivalent shares outstanding                        11,089      9,500
                                                        ======     ======



 (1) This calculation is submitted in accordance with Regulation S-K item
     601 (b)(11), although it is contrary to APB Opinion No. 15 because it includes the conversion of all convertible securities, even though the conversion of certain of these securities produces an anti-dilutive effect on fully diluted earnings per share.